As filed with the United States Securities and Exchange Commission on October 19, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GINKGO BIOWORKS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-2652913
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

27 Drydock Avenue

8th Floor

Boston, MA 02210

(877) 422-5362

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ginkgo Bioworks Holdings, Inc. 2021 Incentive Award Plan

Ginkgo Bioworks Holdings, Inc. 2022 Inducement Plan

(Full title of the plan)

Mark Dmytruk

Chief Financial Officer

Ginkgo Bioworks Holdings, Inc.

27 Drydock Avenue

8th Floor

Boston, MA 02210

(877) 422-5362

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Marko Zatylny Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000	Karen Tepichin General Counsel Ginkgo Bioworks Holdings, Inc. 27 Drydock Avenue 8th Floor Boston, MA 02210 (877) 422-5362

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

On November 19, 2021, Ginkgo Bioworks Holdings, Inc. (“Ginkgo” or the “Company”) filed a registration statement on Form S-8 (File No. 333-261205) (the “2021 Form S-8”) with the Securities and Exchange Commission (the “SEC”) covering the registration of (i) 200,440,957 shares of the Class A common stock, $0.0001 par value of the Company (the “Class A Common Stock”) and 200,440,957 shares of Class B common stock, $0.0001 per share of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) under the Ginkgo Bioworks Holdings, Inc. 2021 Incentive Award Plan (the “2021 Incentive Award Plan”), (ii) 20,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock under the Ginkgo Bioworks Holdings, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (iii) 286,833,305 shares of Class A Common Stock and 286,833,305 shares of Class B Common Stock under the Ginkgo Bioworks Holdings, Inc. 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”), and (iv) 30,495,320 shares of Class A Common Stock and 30,495,320 shares of Class B Common Stock under the Ginkgo Bioworks Holdings, Inc. 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”). This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register:

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an additional 6,821,263 shares of Class A Common Stock and an additional 6,821,263 shares of Class B Common Stock, which may be issued under the 2021 Incentive Award Plan. These shares are being registered in connection with the Agreement and Plan of Merger, dated July 24, 2022 (the “Merger Agreement”), by and among Ginkgo, Zymergen Inc., a Delaware public benefit corporation (“Zymergen”), and Pepper Merger Subsidiary Inc., a Delaware corporation and an indirect wholly owned subsidiary of Ginkgo (“Merger Sub”), pursuant to which, on October 19, 2022, Merger Sub merged with and into Zymergen (the “Merger”), with Zymergen continuing as the surviving corporation. Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger, 7,431,824 unvested Zymergen restricted stock units were cancelled and 6,821,263 unvested restricted stock units of Ginkgo with respect to Class A Common Stock (the “Ginkgo RSUs”), were granted under the 2021 Incentive Award Plan in substitution for such unvested Zymergen restricted stock units. The shares authorized for issuance under the 2021 Incentive Award Plan can be either in the form of Class A Common Stock (that is convertible to Class B Common Stock on a one-for-one basis) or Class B Common Stock (that is convertible to Class A Common Stock on a one-for-one basis), and certain eligible holders of Class A Common Stock following settlement of the Ginkgo RSUs may exchange such shares of Class A Common Stock into Class B Common Stock. As a result, we have registered the maximum number of shares of Class A Common Stock and the maximum number of shares of Class B Common Stock that could be issued.

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an additional 2,249,011 shares of Class A Common Stock and an additional 2,249,011 shares of Class B Common Stock, which may be issued under the 2021 Incentive Award Plan. These represent shares available for grant under Zymergen’s pre-existing equity incentive plan that are being assumed by Ginkgo pursuant to NYSE Listed Company Manual Section 303A.08. The shares authorized for issuance under the 2021 Incentive Award Plan can be either in the form of Class A Common Stock (that is convertible to Class B Common Stock on a one-for-one basis) or Class B Common Stock (that is convertible to Class A Common Stock on a one-for-one basis), as determined by the Company. As a result, we have registered the maximum number of shares of Class A Common Stock and the maximum number of shares of Class B Common Stock that could be issued.

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25,000,000 shares of Class A Common Stock and 25,000,000 shares of Class B Common Stock, which may be issued under the Ginkgo Bioworks Holdings, Inc. 2022 Inducement Plan (the “2022 Inducement Plan”). The shares authorized for issuance under the 2022 Inducement Plan can be either in the form of Class A Common Stock (that is convertible to Class B Common Stock on a one-for-one basis) or Class B Common Stock (that is convertible to Class A Common Stock on a one-for-one basis), as determined by the Company. As a result, we have registered the maximum number of shares of Class A Common Stock and the maximum number of shares of Class B Common Stock that could be issued.

Pursuant to General Instruction E to Form S-8, the Company incorporates by reference, except to the extent supplemented, amended or superseded by the information set forth herein, into this Registration Statement the entire contents of its 2021 Form S-8 as it relates to the 2021 Incentive Award Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement and information in documents that we file later with the SEC will automatically update and supersede information in this Registration Statement. We incorporate by reference into this Registration Statement the documents listed below and any future filings, including all filings made after the date of the filing of this Registration Statement and prior to the effectiveness of such Registration Statement, made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated in this Registration Statement, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 29, 2022;

•	our Amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2021, as filed with the SEC on September 1, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022 as filed with the SEC on May 16, 2022 and August 15, 2022, respectively;

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our Current Reports on Form 8-K  filed with the SEC on June  14, 2022, July  25, 2022, July  25, 2022, August  4, 2022, October 4, 2022 (including Ginkgo’s recast financial statements, and related disclosures as of December 31, 2021 and 2020 and for each of the three years in the period ended December  31, 2021, along with the audit report of our independent registered public accounting firm) and October 19, 2022; and

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the description of our common stock contained in our Registration Statement on Form  8-A, as filed with the SEC on September 16, 2021, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement modifies, supersedes or replaces such statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Ginkgo Bioworks Holdings, Inc.

27 Drydock Avenue, 8th Floor

Boston, MA 02210

877-422-5362

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.ginkgobioworks.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the Company provide for indemnification by the Company of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the Company provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the Company and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Also, see “Undertakings.”

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of Ginkgo Bioworks Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2021).

4.2	Amendment to Certificate of Incorporation of Ginkgo Bioworks Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2021).

4.3	Bylaws of Ginkgo Bioworks Holdings, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2021).

4.4	Specimen Class A Common Stock Certificate of Ginkgo Bioworks Holdings, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-256121) filed with the SEC on August 4, 2021).

4.5	Form of Ginkgo Bioworks Holdings, Inc. 2021 Award Incentive Plan (incorporated by reference to Annex E of the Company’s Form S-4/A (File No. 333-256121), filed with the SEC on August 4, 2021).

4.6*	Ginkgo Bioworks Holdings, Inc. 2022 Inducement Plan.

4.7*	Form of RSU Award Grant Notice (Ginkgo Bioworks Holdings, Inc. 2022 Inducement Plan).

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of Ginkgo Bioworks Holdings, Inc.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of Zymergen Inc.

23.3*	Consent of Wolf & Company, P.C.

23.4*	Consent of Ropes & Gray LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 19, 2022.

Ginkgo Bioworks Holdings, Inc.

/s/ Jason Kelly
Name: Jason Kelly
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jason Kelly and Mark Dmytruk, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of Ginkgo Bioworks Holdings, Inc. and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Name	Title	Date

/s/ Jason Kelly Jason Kelly	Chief Executive Officer and Director (Principal Executive Officer)	October 19, 2022

/s/ Mark Dmytruk Mark Dmytruk	Chief Financial Officer (Principal Financial Officer)	October 19, 2022

/s/ Marie Fallon Marie Fallon	Chief Accounting Officer (Principal Accounting Officer)	October 19, 2022

/s/ Reshma Shetty Reshma Shetty	President, Chief Operating Officer and Director	October 19, 2022

/s/ Marijn Dekkers Marijn Dekkers	Director, Chair of the Board	October 19, 2022

/s/ Arie Belldegrun Arie Belldegrun	Director	October 19, 2022

/s/ Kathy Hopinkah Hannan Kathy Hopinkah Hannan	Director	October 19, 2022

/s/ Christian Henry Christian Henry	Director	October 19, 2022

/s/ Reshma Kewalramani Reshma Kewalramani	Director	October 19, 2022

/s/ Shyam Sankar Shyam Sankar	Director	October 19, 2022

/s/ Harry E. Sloan Harry E. Sloan	Director	October 19, 2022